UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No.  )1

SP ACQUISITION HOLDINGS, INC.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON SP ACQ LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,653,412
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 9,653,412
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,653,412
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON STEEL PARTNERS II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 668,988
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 668,988
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 668,988
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON STEEL PARTNERS II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 668,988
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 668,988
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 668,988
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON STEEL PARTNERS II MASTER FUND L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 668,988
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 668,988
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 668,988
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON STEEL PARTNERS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 668,988
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 668,988
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 668,988
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 78470A104

1	NAME OF REPORTING PERSON WARREN G. LICHTENSTEIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,322,400
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER 10,322,400
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,322,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 78470A104

Item 1.

(a)           Name of Issuer:

SP Acquisition Holdings, Inc.

(b)           Address of Issuer’s Principal Executive Offices:

590 Madison Avenue, 32nd Floor
New York, NY 10022

Item 2.

(a)           Name of Person Filing:

This statement is filed by SP Acq LLC, a Delaware limited liability company, Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners II”), Steel Partners II GP LLC, a Delaware limited liability company (“Steel GP LLC”), Steel Partners II Master Fund L.P., a Cayman Islands exempted limited partnership (“Steel Master”), Steel Partners LLC, a Delaware limited liability company (“Partners LLC”) and Warren G. Lichtenstein.  Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Warren G. Lichtenstein is the Managing Member of SP Acq LLC.  By virtue of this relationship, Mr. Lichtenstein may be deemed to beneficially own the Shares owned by SP Acq LLC.

Steel Master is the sole limited partner of Steel Partners II.  Steel GP LLC is the general partner of Steel Partners II and Steel Master.  Partners LLC is the investment manager of Steel Partners II and Steel Master.  Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC.  By virtue of these relationships, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the Shares owned by Steel Partners II.  Accordingly, the Reporting Persons are hereby filing a joint Schedule 13G.

(b)           Address of Principal Business Office or, if none, Residence:

The principal business address of each of SP Acq LLC, Steel Partners II, Steel GP LLC, Partners LLC and Warren G. Lichtenstein is 590 Madison Avenue, 32nd Floor, New York, New York 10022.  The principal business address of Steel Master is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(c)           Citizenship:

Warren G. Lichtenstein is a citizen of the United States of America.

(d)           Title of Class of Securities:

Common Stock, par value $0.001 per share (“Common Stock”)

CUSIP NO. 78470A104

    (e)           CUSIP Number:

78470A104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership

SP Acq LLC

(a)	Amount beneficially owned:

9,653,412 shares of Common Stock*

(b)	Percent of class:

17.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

9,653,412 shares of Common Stock*

(ii)	Shared power to vote or to direct the vote

0 shares of Common Stock

CUSIP NO. 78470A104

(iii)	Sole power to dispose or to direct the disposition of

9,653,412 shares of Common Stock*

(iv)	Shared power to dispose or to direct the disposition of

0 shares of Common Stock

*	By virtue of his relationship with SP Acq LLC, Mr. Lichtenstein may be deemed to beneficially own the 9,653,412 shares of Common Stock of the Issuer held by SP Acq LLC.

Steel Partners II

(a)	Amount beneficially owned:

668,988 shares of Common Stock**

(b)	Percent of class:

1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

668,988 shares of Common Stock**

(ii)	Shared power to vote or to direct the vote

0 shares of Common Stock

(iii)	Sole power to dispose or to direct the disposition of

668,988 shares of Common Stock**

(vi)	Shared power to dispose or to direct the disposition of

0 shares of Common Stock

**
By virtue of their relationships with Steel Partners II discussed in further detail in Item 2, each of Steel GP LLC, Steel Master, Partners LLC and Warren G. Lichtenstein may be deemed to beneficially own the Shares owned by Steel Partners II.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

CUSIP NO. 78470A104

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits

Exhibit A
Joint Filing Agreement by and among SP Acq LLC, Steel Partners II, L.P., Steel Partners II GP LLC, Steel Partners II Master Fund L.P., Steel Partners LLC and Warren G. Lichtenstein, dated February 11, 2008.

Exhibit B	2008 Powers of Attorney.

[The remainder of this page was intentionally left blank.]

CUSIP NO. 78470A104

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2008	SP ACQ LLC

	By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II, L.P.

By:	Steel Partners II GP LLC General Partner

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II GP LLC

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II MASTER FUND L.P.

By:	Steel Partners II GP LLC General Partner

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

CUSIP NO. 78470A104

STEEL PARTNERS LLC

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Manager

/s/ Lauren Isenman
LAUREN ISENMAN as Attorney-In-Fact for Warren G. Lichtenstein

CUSIP NO. 78470A104

Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 11, 2008 (including amendments thereto) with respect to the Common Stock of SP Acquisition Holdings, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 11, 2008	SP ACQ LLC

	By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II, L.P.

By:	Steel Partners II GP LLC General Partner

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II GP LLC

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II MASTER FUND L.P.

By:	Steel Partners II GP LLC General Partner

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

CUSIP NO. 78470A104

STEEL PARTNERS LLC

By:	/s/ Lauren Isenman
Lauren Isenman as Attorney-In-Fact for Warren G. Lichtenstein, Manager

/s/ Lauren Isenman
LAUREN ISENMAN as Attorney-In-Fact for Warren G. Lichtenstein

CUSIP NO. 78470A104

Exhibit B

POWER OF ATTORNEY

Know all by these presents, that each of the undersigned hereby constitutes and appoints Lauren Isenman signing singly, the undersigned’s true and lawful attorney-in-fact to:

1.           Execute for and on behalf of the undersigned all documents relating to the business of Steel Partners II, L.P. including, but not limited to, all filings with the Securities and Exchange Commission, any stock exchange and any other regulatory, administrative or similar authority, and all memoranda, correspondence, communications or the like, except that such attorney-in-fact shall have no power to execute any document that has the effect of creating a financial commitment or financial obligation of Steel Partners II, L.P. or its affiliates.

2.           Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such document with the appropriate authority.

3.           Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any rules or regulations including federal securities laws.

This Power of Attorney shall remain in full force and effect until December 31, 2008 unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2007.

STEEL PARTNERS II, L.P.		STEEL PARTNERS II GP LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Managing Member
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

STEEL PARTNERS II MASTER FUND L.P.		STEEL PARTNERS LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Manager
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein

POWER OF ATTORNEY

Know all by these presents, that each of the undersigned hereby constitutes and appoints Jack L. Howard signing singly, the undersigned’s true and lawful attorney-in-fact to:

1.           Execute for and on behalf of the undersigned all documents relating to the business of Steel Partners II, L.P. including, but not limited to, all filings with the Securities and Exchange Commission, any stock exchange and any other regulatory, administrative or similar authority, and all memoranda, correspondence, communications or the like, except that such attorney-in-fact shall have no power to execute any document that has the effect of creating a financial commitment or financial obligation of Steel Partners II, L.P. or its affiliates.

2.           Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such document with the appropriate authority.

3.           Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any rules or regulations including federal securities laws.

This Power of Attorney shall remain in full force and effect until December 31, 2008 unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2007.

STEEL PARTNERS II, L.P.		STEEL PARTNERS II GP LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Managing Member
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

STEEL PARTNERS II MASTER FUND L.P.		STEEL PARTNERS LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Manager
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein

POWER OF ATTORNEY

Know all by these presents, that each of the undersigned hereby constitutes and appoints Sanford Antignas signing singly, the undersigned’s true and lawful attorney-in-fact to:

1.           Execute for and on behalf of the undersigned all documents relating to the business of Steel Partners II, L.P. including, but not limited to, all filings with the Securities and Exchange Commission, any stock exchange and any other regulatory, administrative or similar authority, and all memoranda, correspondence, communications or the like, except that such attorney-in-fact shall have no power to execute any document that has the effect of creating a financial commitment or financial obligation of Steel Partners II, L.P. or its affiliates.

2.           Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such document with the appropriate authority.

3.           Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any rules or regulations including federal securities laws.

This Power of Attorney shall remain in full force and effect until December 31, 2008 unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2007.

STEEL PARTNERS II, L.P.		STEEL PARTNERS II GP LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Managing Member
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

STEEL PARTNERS II MASTER FUND L.P.		STEEL PARTNERS LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Manager
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein

POWER OF ATTORNEY

Know all by these presents, that each of the undersigned hereby constitutes and appoints Steven Wolosky signing singly, the undersigned’s true and lawful attorney-in-fact to:

1.           Execute for and on behalf of the undersigned all documents relating to the business of Steel Partners II, L.P. including, but not limited to, all filings with the Securities and Exchange Commission, any stock exchange and any other regulatory, administrative or similar authority, and all memoranda, correspondence, communications or the like, except that such attorney-in-fact shall have no power to execute any document that has the effect of creating a financial commitment or financial obligation of Steel Partners II, L.P. or its affiliates.

2.           Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such document with the appropriate authority.

3.           Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any rules or regulations including federal securities laws.

This Power of Attorney shall remain in full force and effect until December 31, 2008 unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of December, 2007.

STEEL PARTNERS II, L.P.		STEEL PARTNERS II GP LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Managing Member
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

STEEL PARTNERS II MASTER FUND L.P.		STEEL PARTNERS LLC

By:	Steel Partners II GP LLC	By:	/s/ Warren G. Lichtenstein
	General Partner		Warren G. Lichtenstein
Manager
By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Managing Member

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein